Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Motive, Inc. Equity Incentive Plan, Motive, Inc. Employee Stock Purchase Plan, Motive Communications, Inc. 1997 Stock Option/Stock Issuance Plan, Broadjump, Inc. 1998 Stock Option/Stock Issuance Plan, and Ventix Systems, Inc. 1997 Stock Option/Stock Issuance Plan of Motive, Inc. of our report dated April 8, 2004 (except for Note 18, as to which the date is June 4, 2004), with respect to the consolidated financial statements of Motive, Inc. for the year ended December 31, 2003, included in its Amendment No. 4 to the Registration Statement (Form S-1 333-111030) and related Prospectus, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Austin, Texas

June 23, 2004